NEWS

Priority Healthcare Corporation
250 Technology Park
Lake Mary, FL 32746
(407) 804-6700 Fax (407) 804-5675

FOR RELEASE 04/22/04 @ 7:00 A.M. EASTERN

Exhibit 99.1

PRIORITY HEALTHCARE ANNOUNCES FIRST QUARTER RESULTS – RECORD SALES PERFORMANCE

Lake Mary, FL, April 22, 2004 – Priority Healthcare Corporation (Nasdaq: PHCC) reported record sales for the first quarter ended April 3, 2004. For the quarter, sales increased to $401 million, operating earnings were $19.5 million, and net earnings were $12.2 million. Diluted earnings per share were $.28.

“We are pleased that we exceeded our sales forecast and met our earnings guidance for the first quarter even with continued sluggish national growth in our key pharmacy markets and a very challenging environment in oncology distribution,” stated Steve Cosler, President and Chief Executive Officer. “We are hopeful that the recent approval of generic ribavirin will incrementally stimulate some unit demand in the national hepatitis market and potentially provide some improvement in gross margins, as generics have traditionally done for pharmacies and distributors.”

“Looking to the future, we continue to be enthusiastic about the biotech pipeline and related new product opportunities which create new growth platforms for the company. I am pleased to announce that Priority Healthcare has been selected by Roche and Trimeris as a specialty provider for Fuzeon™, effective later this month. Fuzeon marks the addition of HIV to our disease portfolio.”

“We are also optimistic about industry consolidation opportunities, such as our recent acquisition of Partners-In-Care, a midwestern infertility specialty pharmacy. Partners-in-Care strengthens our industry leading position in infertility and allows us to reach even more patients and physicians with our services. With similar acquisition opportunities available, our $150 million credit facility can be utilized to facilitate strategic investments in our growth,” said Mr. Cosler.

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer, stated, “Our 14% sales increase for the quarter was virtually all organic growth. This increase was primarily led by our ophthalmology, pulmonology and oncology disease states.”

Mr. Saft continued, “Our balance sheet remains strong with $66 million in cash and marketable securities and no debt. Cash flow from operations was $13 million for the first quarter, which exceeded our net earnings. Our trade DSO’s are at 39 days, a decrease of one day, sequentially, from the fourth quarter. Our inventory turns are at 13, an increase of one turn, sequentially, from the fourth quarter. Our return on committed capital and invested capital for the quarter was 49% and 30%, respectively, which we believe is among the highest in the industry.”

Mr. Cosler concluded, “As in 2003, Priority Healthcare continues to gain share in virtually every market we serve. The second half of the year will be shaped by additional new markets, improved leverage of our infrastructure under the leadership of our new Chief Operating Officer, Tracy Nolan, and increased momentum in several of the new contracts and projects we have developed. Furthermore, several of our existing key markets will likely rebound from their current negative trends and stabilize, improving our performance in those areas.”

As previously announced, a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 AM Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

About Priority Healthcare Corporation

Priority Healthcare Corporation is a national specialty pharmacy and distributor that provides biopharmaceuticals, complex therapies, and related disease treatment services. Priority Healthcare provides comprehensive programs for patients, payors, physicians, and pharmaceutical manufacturers for a growing number of disease states including cancer, hepatitis C, respiratory and pulmonary conditions, infertility, rheumatoid arthritis, hemophilia, multiple sclerosis, and macular degeneration.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:
Financial:
Stephen Saft, Chief Financial Officer
(407) 804-6700

Media:
Kirsten Ayars, Public Relations Manager
(407) 804-5826

PRIORITY HEALTHCARE CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (000's omitted, except share data) (unaudited)
	Three-month period ended April 3, 2004	Three-month period ended March 29, 2003
Net sales	$401,243	$351,529
Cost of products sold	358,230	311,244

Gross profit	43,013	40,285
Selling, general and administrative expense	22,158	18,725
Depreciation and amortization	1,369	927

Earnings from operations	19,486	20,633
Interest income, net	174	461
Minority interest	(78)	-

Earnings before income taxes	19,582	21,094
Provision for income taxes	7,343	7,910

Net earnings	$12,239	$13,184

Earnings per share:
Basic	$.28	$.30
Diluted	$.28	$.30
Weighted average shares outstanding:
Basic	43,322,604	43,521,657
Diluted	44,056,295	44,010,503

PRIORITY HEALTHCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (000's omitted)
	(unaudited) April 3, 2004	January 3, 2004
Cash and cash equivalents	$55,945	$47,719
Marketable securities	10,006	15,317
Receivables, net	192,177	172,206
Finished goods inventory	103,558	117,218
Other current assets	21,630	20,642
Fixed assets, net	31,890	29,780
Other assets	117,453	111,127

Total assets	$532,659	$514,009

Current liabilities	$171,216	$164,663
Long-term debt	-	-
Other liabilities	6,515	6,437
Shareholders' equity	354,928	342,909

Total liabilities and shareholders' equity	$532,659	$514,009